Exhibit 10.1

HORIZON LINES, INC. EXECUTIVE SEVERANCE PLAN

Horizon Lines, Inc. (the “Company”) hereby adopts the Horizon Lines, Inc. Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to such employees in the event of certain terminations of employment.

SECTION 1.  DEFINITIONS. As hereinafter used:

1.1    “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2    “Annual Base Salary” means the Eligible Employee’s annual base salary in effect immediately before his or her Severance.

1.3    “Annual Target Bonus Opportunity” means the amount of the annual cash incentive payable to an Eligible Employee under a Company annual incentive plan with respect to a given fiscal year of the Company, expressed as a percentage of the Eligible Employee’s base salary, assuming that the target level of performance under the plan was achieved.

1.4    “Board” means the Board of Directors of the Company.

1.5    “Cause” shall mean:

(a)        the Eligible Employee’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his or her position, and such failure is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive specifying such failure;

(b)        the Eligible Employee’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer consistent with the duties of his or her position, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive specifying such failure;

(c)        a material breach by the Eligible Employee of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive specifying such failure;

(d)        the Eligible Employee’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Eligible Employee’s position with the Company);

(e)        the Eligible Employee’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or

(f)        the Eligible Employee’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company.

For the purposes of this definition, no act (or omission) that is (i) taken in good faith and (ii) not adverse to the best interests of the Company shall be considered to be willful.

1.6    “Change in Control” shall have the same meaning as assigned to that term in the Company’s 2009 Incentive Compensation Plan (or any successor to or replacement of such plan).

1.8    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.9    “Company” means Horizon Lines, Inc. or any successor thereto.

1.10    “Disability” means a disability within the meaning of Code section 409A(a)(2)(C) and U.S. Treasury Regulations section 1.409A-3(i)(4) (or any successor provision).

1.11    “Effective Date” shall mean July 28, 2011.

1.12    “Eligible Employee” means any employee of the Company or an Affiliate who (1) has been determined by the Company to be subject to the provisions of Section 16 of the Exchange Act and (2) is not a party to an employment agreement or any other arrangement with the Company or an Affiliate that provides for payment of severance in the event of such employee’s termination of employment (regardless of the terms of such employment agreement or other arrangement, or the amount of severance payable thereunder).

1.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15    “Good Reason” means the occurrence of any of the following events, unless the Eligible Employee otherwise consents in writing to such event: (a) a material diminution in the Eligible Employee’s authority, duties or responsibilities or the authority, duties or responsibilities of the supervisor to whom the Eligible Employee is required to report (including without limitation in the case of an Eligible Employee who is the chief executive officer of the Company immediately prior to a Change in Control, if, after such Change in Control, such eligible employee no longer reports to the board of directors of the Company or its successor, or in the case of an Eligible Employee who reports directly to the chief executive officer of the Company immediately prior to a

Change in Control, if, after such Change in Control, such Eligible Employee no longer reports directly to the chief executive officer of the Company or its successor); (b) a material reduction in the Eligible Employee’s annual base salary; (c) a material reduction in the Eligible Employee’s Annual Target Bonus Opportunity as compared to his or her average Annual Target Bonus Opportunity for the three immediately preceding consecutive fiscal years of the Company; or (d) requiring the Eligible Employee to relocate his or her principal place of employment to a location more than 50 miles from the Eligible Employee’s current principal place of employment.

The Eligible Employee shall provide the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice in which to cure such event without such event constituting Good Reason. If the Company does not cure the condition or conditions by the end of such thirty (30) day period, the Eligible Employee may voluntarily terminate employment within thirty (30) days after the last day of the thirty (30) day cure period. The Eligible Employee’s voluntary termination of employment other than in accordance with the requirements of this Section shall not constitute termination for Good Reason.

1.16    “Plan” means the Horizon Lines, Inc. Executive Severance Plan, as set forth herein, and as it may be amended from time to time.

1.17    “Plan Administrator” means the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

1.20    “Release” means a general release of claims against the Company and the other persons specified therein substantially in the form attached hereto as Exhibit B, or in such other form as is required to comply with applicable law.

1.21    “Release Period” means the period described in Section 2.6, no longer than 60 days, commencing on the Severance Date and ending on the expiration of the revocation period for the Release.

1.22    “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any Affiliate thereof, other than for Cause, death or Disability or (b) a termination of an Eligible Employee’s employment by the Company or any Affiliate thereof for Good Reason.

1.23    “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.24    “Severance Period” means the 12-consecutive-month period ending on the first anniversary of the Severance Date.

SECTION 2.  SEVERANCE BENEFITS

2.1    Generally. Subject to Sections 2.6, 4 and 6.2 hereof, each Eligible Employee shall be entitled to the severance payments and benefits pursuant to the applicable provisions of Section 2 of this Plan if such Eligible Employee incurs a Severance.

2.2    Payment of Accrued Obligations. The Company shall pay to each Eligible Employee who incurs a Severance a lump sum payment in cash, paid in accordance with applicable law, as soon as practicable but no later than ten (10) days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (b) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs, if such bonus has not been paid as of the Severance Date.

2.3    Severance Payment. Subject to Section 2.6, each Eligible Employee who incurs a Severance shall be entitled to receive an amount equal to his or her Annual Base Salary, payable pursuant to the Company’s normal payroll practices over the period beginning on the sixty-first (61st) day following the Severance Date and ending on the last day of the Severance Period. Notwithstanding the foregoing, the first severance payment made pursuant to this Section 2.3 shall include any severance payments that would have been paid to the Eligible Employee according to the Company’s normal payroll practices absent the sixty (60) day delay in the commencement of the severance payments described in the preceding sentence.

2.4    Annual Incentive Compensation and Outplacement Services. Subject to Section 2.6, in addition to the benefits provided in Sections 2.3 and 2.5, each Eligible Employee who incurs a Severance will be entitled to the following benefits.

(a)        The Eligible Employee shall continue to be eligible to receive incentive compensation under any Company annual incentive compensation plans in which the Eligible Employee was participating at the time of his or her Severance, subject to the terms and conditions of such annual incentive plans (but without regard to any terms and conditions requiring employment on or as of any specific date or dates); provided, that the amount payable to the Eligible Employee under such a plan shall be an amount equal to the product of (i) the amount required to be paid under the plan and (ii) a fraction, the numerator is the number of day that have elapsed from the first day of the plan’s performance period to the Severance Date, and the denominator of which shall be the total number of days in the plan’s performance period.

(b)        The Eligible Employee shall be entitled to receive outplacement services, in accordance with the Company’s normal practice for its most senior executives, as in effect before the Severance Date, from the outplacement firm or firms with which the Company has contracted as of the Severance Date or thereafter; provided, that in any event such outplacement services shall not exceed $25,000 and shall not be provided beyond the Severance Period.

2.5    Welfare Benefit Continuation. Subject to Section 2.6, in the case of each Eligible Employee who incurs a Severance, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the Severance Period, the Company shall provide to each such Eligible Employee (and his or her eligible dependents) all Company-paid benefits under any group health, dental or vision plan of the Company for which Eligible Employees of the Company are eligible, to the same extent as if such Eligible Employee had continued to be an Eligible Employee of the Company during the Severance Period. In addition, the Company shall permit the Eligible Employee (and his or her eligible dependents) to participate in any optional life insurance and optional personal accident plans of the Company for which Eligible Employees of the Company are eligible, to the same extent as if such Eligible Employee had continued to be an Eligible Employee of the Company during the Severance Period. To the extent that such Eligible Employee’s participation in Company benefit plans is not practicable, the Company shall arrange to provide, at the Company’s sole expense, such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) with equivalent health and dental benefits under an alternative arrangement during the Severance Period. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence on the day immediately following the last day of the Severance Period.

2.6    Release; Restrictive Covenant Agreement. No Eligible Employee who incurs a Severance shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2) unless (i) he or she first executes a Release in favor of the Company and others set forth on Exhibit A, or in such other form as is required to comply with applicable law, relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of the Employee’s employment, and (ii) he or she first executes the Noncompete, Nonsolicitation and Nondisclosure Agreement substantially in the form attached hereto as Exhibit B, and each such agreement becomes effective, and in the case of the Release has not been revoked by the Eligible Employee, by the sixtieth (60th) day following the Severance Date. If the Eligible Employee does not execute and return the agreements such that either or both agreements do not become effective (or, in the case of the Release, is revoked) within the 60-day period, the Eligible Employee shall not be entitled to any payments or benefits under this Plan (other than payments under Section 2.2).

2.7    Section 409A of the Code.

(a)        It is intended that this Plan shall comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, so as not to subject the Eligible Employee to the payment of additional taxes and interest under Section 409A of the Code. This Plan shall be interpreted, operated, and administered in a manner consistent with and in furtherance of this intent. Notwithstanding the foregoing, to the extent any payment or benefit under the Plan is subject to the additional taxes and interest under Section 409A of the Code, the Eligible Employee shall be solely liable for the payment of such taxes and interest.

(b)        Each severance payment required under Section 2.3 shall be deemed to be a separate payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

(c)        Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Eligible Employee’s termination of employment with the Company or a subsidiary will be made to the Eligible Employee unless the Eligible Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Eligible Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Eligible Employee’s death, if the Eligible Employee is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to the Eligible Employee in a lump sum upon expiration of such six-month period (or if earlier upon the Eligible Employee’s death).

SECTION 3.  PLAN ADMINISTRATION.

3.1    The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3    The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 4.    DEATH DURING THE SEVERANCE PERIOD.    If an Eligible Employee receiving severance payments and benefits pursuant to Section 2 dies during his or her Severance Period, the remaining amount of severance payable during the Severance Period pursuant to Section 2.3 shall be paid in a single lump sum payment within ten (10) days following the Eligible Employee’s death; the Eligible Employee’s survivors shall be entitled to receive any annual incentive compensation that would have been payable to the Eligible Employee pursuant to Section 2.4; outplacement benefits and welfare benefits pursuant to Sections 2.5 and 2.6 shall cease; and the coverage period for purposes of the group health continuation requirements of Section 4980 of the Code shall commence.

SECTION 5.  PLAN TERMINATION AND AMENDMENT.    The Plan may be terminated by the Board after obtaining the written consent of all Eligible Employees to such termination. The Plan may be amended or modified by the Board; provided, that such amendment or modification may not adversely affect the rights and interests of an Eligible Employee under the Plan unless the Eligible Employee provides his or her written consent to such amendment or modification prior to the date of such amendment or modification.

SECTION 6.  GENERAL PROVISIONS.

6.1    Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempt assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2    If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay under this Plan shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. With respect to an Eligible Employee who is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), severance pay under this Plan shall be reduced dollar-for-dollar by any benefits received pursuant to the WARN Act.

6.3    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.5    This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.6    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.7    The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.8    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address.

6.9    This Plan shall be construed and enforced according to the laws of the State of North Carolina to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

6.10 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.

SECTION 7. CLAIMS, INQUIRIES, APPEALS.

7.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Attention: Vice President Human Resources

7.2    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

7.3    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

c/o Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Attention: Vice President Human Resources

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.

The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.

7.5    Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

EXHIBIT A

FORM OF RELEASE

(To be signed on or after the Severance Date)

In return for payment of severance benefits pursuant to the Horizon Lines, Inc. Executive Severance Plan (the “Plan”), I hereby generally and completely release Horizon Lines, Inc. (“Horizon Lines”), its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement.

This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) if a Severance involves an employment termination program, I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by the program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination; (d) I have at least twenty-one (21) or forty-five (45) days, depending on the circumstances of my Severance, from the date that I receive this Release (although I may choose to sign it any time on or after my Severance Date (as defined in the Plan)) to consider the release; (e) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to the Vice President of Human Resources in writing at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211; fax 704-973-7034.; and (f) this Release will not be effective until I have signed it and returned it to the Company’s Corporate Secretary and the Revocation Period has expired (the “Effective Date” ).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name	Date

EXHIBIT B

NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

1.         In exchange for the payments and benefits provided to the Eligible Employee under the Horizon Lines, Inc. Executive Severance Plan (the “Plan”), the undersigned agrees as follows:

(a)         For a one (1) year period following a Severance, the Eligible Employee shall not: (i) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist others to engage in Competitive Activity within the Prohibited Territory.

“Competitive Activity” means: (i) engaging in, on behalf of a competitor of the Company, any aspect of the Business (as defined below) that the Eligible Employee was involved with on behalf of the Company at any time during the last 12 months of employment; (ii) engaging in work for a competitor of the Company that is the same as or substantially similar to the work Executive performed on behalf of the Company at any time during the last 12 months of employment; and/or (iii) engaging in work that is the same or substantially similar for Matson Navigation Company, Inc., Totem Ocean Trailer Express, Inc., or Trailer Bridge, Inc. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not constitute by itself Competitive Activity.

The “Business” means: (i) the business engaged in by the Company at the time of a Severance; and/or (ii) the business of providing barge or ocean transportation services in the Jones Act Trade.

“Prohibited Territory” means: (i) the United States; (ii) Guam; (iii) Puerto Rico; (iv) China; or (v) within a 300-mile radius of each facility operated by the Company when the Eligible Employee’s employment ends. The Eligible Employee acknowledges and agrees that, as a member of the Company’s senior leadership team, Executive will assist the Company to engage in its business in the territory described in the preceding sentence and therefore such territory is necessary and reasonable for the covenants.

(b)         During the two (2) year period following a Severance, the Eligible Employee shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any services or products from any business other than the Company that are competitive with or a replacement for the services or products offered by the Company; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for the Company’s services or products; (iii) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (iv) make any disparaging remarks about the Company or its business, services, products, affiliates, officers, directors or management employees, whether in writing, verbally, or on any online forum; and/or (v) as an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist any competitor of the Company to engage in any of the conduct described in sub-sections (i) – (iv) of this Section.

“Restricted Customer” means: (i) any customer of the Company with whom the Eligible Employee had contact or communications at any time during the last 12 months of employment; (ii) any customer of the Company for whom the Eligible Employee supervised the Company’s dealings at any time during the last 12 months of employment; (iii) any customer of the Company about whom the Eligible Employee obtained any Confidential Information during the last 12 months of employment; (iv) any prospective customer of the Company with whom the Eligible Employee had contact or communications at any time during the last 12 months of employment; and (v) any prospective customer of the Company about whom the Eligible Employee obtained any Confidential Information during the last 12 months of employment.

(c)         During the two (2) year period following a Severance, the Eligible Employee shall not, directly or indirectly: (i) hire or engage as an employee or as an independent contractor any person employed by the Company; (ii) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with the Company; and/or (iii) hire as an employee or engage as an independent contractor any person who was, at any point during the last 3 months prior to the Severance, an employee of the Company.

(d)         The Eligible Employee acknowledges that employment with the Company created a privileged and confidential relationship, and that information concerning the business of the Company and its customers that is not in the public domain, nor available from sources other than the Company or its customers, including, but not limited to, fees, rates, sales data, customer and vendor lists, customer identities, customer accounts, web design needs, customer advertising needs and history, customer reports, customer proposals, trade secrets, product ideas, information and reports, formulas, algorithms, schematics, finances, methodologies, properties, analyses, summaries, notes, compilations, studies, methods of operation, procedures, processes, discoveries, inventions, concepts, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, operations, and information regarding employees, software in various states of development and related documentation, designs, drawings, design specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, copyrightable materials and other such information, as well as photo, electronic or other copies or reproductions, in whole or in part, of any of the foregoing, stored in whatever medium, including electronic or magnetic, (collectively, “Proprietary Information”), is confidential and/or proprietary in nature.

The Eligible Employee agrees not to use any Proprietary Information, either directly or indirectly, that may be acquired or developed in connection with employment with the Company for the Eligible Employee’s own benefit or for the benefit of others. In addition, the Eligible Employee shall not, except as directed by the Company: (i) release, divulge, disclose, publish or communicate any Proprietary Information to any person whatsoever at any time, or (ii) misappropriate, copy, remove from its premises, or otherwise take documents, records, reports, or files, whether in hardcopy or electronic format, which contain any Proprietary Information.

These restrictions on use and disclosure of Proprietary Information shall not apply to information: (i) that was generally known or available to the public (other than by reason of any violation of this Agreement by Eligible Employee); (ii) that becomes generally known or available to the public (other than by reason of any violation of this Agreement) after the time of disclosure to the undersigned by the Company or any of its representatives; (iii) which was known or available to the Eligible Employee prior to employment with the Company; (iv) that the Company agrees is free of such restrictions, but only if such agreement is in writing and to the extent of such written agreement; or (v) that is required to be disclosed by law, regulation, or the valid order of a court or other governmental body, but only to the extent required by such law, regulation, or order, and only if the undersigned first notifies the Company of the law, regulation, or order so as to permit the Company an opportunity to seek relief from disclosure.

(e)         The Eligible Employee agrees to return to the Company all Company files, memoranda, documents, passwords, data, records, software, manuals, copies of the foregoing, credit cards, keys, laptop, desk top or personal computers, cellular telephones, modems, all in good working order and any other property of the Company or its affiliates in the Eligible Employee’s possession.

(f)         If requested by the Company, the Eligible Employee will promptly, truthfully, and fully respond to all inquiries from the Company and its representatives (including its auditors, and/or attorneys), without requiring service of a subpoena, relating to any litigation or any inquiry by government agencies regarding employment or events occurring during employment with the Company. Eligible Employee agrees to cooperate in good faith with the Company in connection with any such legal and investigatory matters, including, without limitation, attending conferences and meetings as requested by the Company, and submitting to such interviews, depositions, or court testimony that may be requested by the Company or by a government agency. The Company agrees that it will reimburse the Eligible Employee for any reasonable expenses, upon presentation of reasonably detailed receipts, incurred by the Eligible Employee in connection with any such matters. The obligations apply during the Severance Period and continue in full force and effect thereafter.

2.         The parties agree to the reasonableness of the restrictions, covenants and forfeiture provisions (whether or not so captioned) set forth in this Agreement and acknowledge that they have been negotiated at arms-lengths for fair and adequate consideration, and they agree that such restrictions, covenants and forfeiture provisions shall be legally enforceable. Eligible Employee agrees that the Company’s remedies at law for a breach of such restrictions, covenants or forfeiture provisions will be inadequate and that, in connection with any such breach, the Company will be entitled, in addition to any other available remedies, to temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm or for posting a bond. Notwithstanding the foregoing, if any court shall determine such restrictions, covenants or forfeiture provisions to be unreasonable, the parties agree to the reformation of such restrictions by the court to limits which it finds to be reasonable and that the Employee will not assert that such restrictions, covenants or forfeiture provisions should be eliminated in their entirety by such court or that this Agreement should be null and void or voidable. If the Company determines that the undersigned has violated the provisions of this Agreement, the Company may, in addition to any other remedies provided pursuant to this Agreement or otherwise pursuant to applicable law, immediately terminate all payments due to the undersigned under the Plan, as applicable, and the undersigned shall have no further rights to any payments under the Plan.

3.         In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4.         This Agreement shall be governed by the laws of the State of North Carolina, without regard to the conflict of laws principles of any jurisdiction.

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